Exhibit 10.24

November 26, 2013

Mr. Murat Erbatur

609 – 1485 West 6th

Vancouver, BC V6H4G1

Re. MCM Integrated Technologies, Ltd. (the “Company”)

Dear Mr. Erbatur,

In consideration of the sum of $1.00, receipt of which is acknowledged, Intelligent Living Corp. agrees to transfer to Mr. Murat Erbatur 100 shares of common stock of the Company, constituting 100% of the issued and outstanding shares of the Company's common stock, the transfer to be effective Sept 1, 2013. As a result of the transfer Mr. Erbatur will thus acquire 100% of the issued and outstanding securities of the Company, making Mr. Erbatur the sole controlling stockholder of the Company.

/s/ M. Holloran

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Michael F. Holloran, President

/s/ M. Erbatur

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Murat Erbatur